Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 4, 2024, with respect to the consolidated financial statements of NeuroSense Therapeutics Ltd., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Member Firm of KPMG International
Tel Aviv, Israel

April 4, 2024